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                                                 November    , 1996



GKN Securities Corp.
61 Broadway
New York, NY 10006

     Re:  Unity First Acquisition Corp.
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Gentlemen:

     This letter will confirm the agreement of the undersigned to purchase warrants ("Warrants") of Unity First Acquisition Corp. ("Company") underlying the units ("Units") being sold in the Company's initial public offering ("IPO") upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and one Class A Warrant and one Class B Warrant (collectively, "Warrants"). The shares of Common Stock and Warrants will not be separately tradeable until 90 days after the effective date of the Company's IPO unless GKN Securities Corp. ("GKN") informs the Company of its decision to allow earlier separate trading ("Separation Date").

     The undersigned agrees that this letter agreement constitutes an irrevocable order for GKN to purchase for his account during the ten-day
period commencing on the Separate Date up to $    of each of the Class A
Warrants and the Class B Warrants at market prices not to exceed $.875 per Warrant ("Maximum Warrant Purchase"). GKN agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the ten-day period commencing on the Separation Date. The undersigned may notify GKN that all or part of this Maximum Warrant Purchase will be made by an affiliate who has an account at GKN and, in such event, GKN will make such purchase on behalf of said affiliate; provided, however, that the undersigned hereby agrees to make payment of the purchase price of such purchase in the event that the affiliate fails to make such payment.

                                          Very truly yours,

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